Exhibit 10.4

THIRD AMENDMENT TO

ZYMOGENETICS

DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES

This Amendment is made to the ZymoGenetics Deferred Compensation Plan for Key Employees (the “Plan”) which was originally effective November 1, 1992 and most recently amended and restated effective November 1, 1997.

Effective January 1, 2008, Articles III(2)(a)(3) and (4) are amended to read as follows:

(3) Date of Payment. With respect to amounts withheld in Plan Years commencing on or after January 1, 2005, each Participation Agreement will indicate the date for the payment of amounts withheld pursuant thereto, which date shall not be less than three (3) years from the date such Participation Agreement is executed. If a Participant does not indicate a date for payment on a Participation Agreement, the amounts withheld pursuant thereto will be paid to him in one lump-sum within sixty (60) days after his termination of employment with the Company. A Participant may change the date on which amounts subject to Internal Revenue Code Section 409A (i.e., amounts withheld in 2005, 2006, 2007 and/or 2008 (and earnings, gains and losses thereon)) are paid or commence to be paid to the extent permitted in applicable IRS guidance so long as (i) the Participant does so on or before December 31, 2008 in accordance with such rules as the Administrator shall establish and (ii) such change does not have the effect of (A) deferring payment of any amount that would otherwise be paid in the year the Participant files such election with the Administrator to a future year and (B) accelerating payment any amount that would otherwise be paid in a future year into the year in which the Participant files such election with the Administrator.

(4) Form of Payment. Distribution of amounts withheld during a year commencing on or after January 1, 2005 pursuant to a Participation Agreement will be made either in one lump-sum or in annual installments over a period of up to ten (10) years, as selected by the Participant on the Participation Agreement. A Participant may make separate elections for amounts withheld in each calendar year. If distributions are made in annual installments over a period of years, the amount of each annual installment will be determined by the Administrator, by dividing the portion of Participant’s Account Balance which is payable in installments, measured immediately before an installment payment, by the number of installments remaining to be paid. A Participant may change the form in which amounts subject to Internal Revenue Code Section 409A (i.e., amounts withheld in 2005, 2006, 2007 and/or 2008 (and earnings, gains and losses thereon)) are paid to the extent permitted in applicable IRS guidance so long as (i) the Participant does so on or before December 31, 2008 in accordance with such rules as the Administrator shall establish and (ii) such change does not have the effect of (A) deferring payment of any amount that would otherwise be paid in the year the Participant files such election with the Administrator to a future year and (B) accelerating payment of any amount that would otherwise be paid in a future year into the year in which the Participant files such election with the Administrator.

IN WITNESS WHEREOF, ZymoGenetics, Inc. has caused this Amendment to be executed on the date indicated below.

ZYMOGENETICS, INC.

Dated: December 20, 2007	By:	/s/ Bruce L.A. Carter
Bruce L.A. Carter, Ph.D.
	Its:	Chief Executive Officer